Exhibit E

Tel: (949) 379-2600 Fax: (949) 379-2610	90 Discovery Irvine, California 92618 www.geracilawfirm.com

Anthony F. Geraci*

Christina L. Geraci

Paul Sievers

Gregory M. Lee

Sabine Wromar

Amy E. Martinez

Dennis R. Baranowski

Nema Daghbandan

Jaspreet Kaur

Melissa Martorella

Melissa L. Lucar

Kevin S. Kim

Jenny Park

Alexa Stephenson

Bryan P. Redington

* Admitted in Arizona &New Jersey

February 16, 2018

CF FUND II, LLC
3440 Lehigh Street Box 163
Allentown, PA 18103

Re:	Revised Opinion of Counsel

Ladies and Gentlemen:

We have acted as special counsel to CF FUND II, LLC, a Pennsylvania limited liability company (the “Company”) in connection with its preparation and filing with the Securities and Exchange Commission of a Offering Statement via Form 1-A as set forth under Regulation A (the “Offering Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and in its preparation and filing in the Coordinated Review Program with the North American Securities Administrators Association (“NASAA”) relating to the debt instruments offered by the Company (the “Notes”).

In rendering the opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Offering Statement; the Articles of Organization of the Company, as amended; the Operating Agreement of the Company; the Offering Circular; and such corporate records, certificates of public officials and other documentation as we have deemed necessary or appropriate.  We have assumed, without independent investigation, the genuineness of all signatures and the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced, or conformed copies.  As to certain matters of fact, both expressed and implied, we have relied upon representations, statements or certificates of officers of the Company.

Based upon the above, and subject to the stated assumptions, we are of the opinion that, when issued in accordance with the terms of the Offering Circular, the Notes will be duly authorized, validly issued, fully paid and non-assessable. The Notes also represent a binding obligation on the Company.

Our opinion set forth herein is limited to the limited liability company law of the State of Pennsylvania and to the extent that judicial and regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations for governmental authorities are relevant, to those required under such law.  We express no opinion and make no representation with respect to any other laws or the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and Form 1-A and to any references to this firm in any prospectus contained therein. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

February 16, 2018

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other document or agreement involved with the issuance of the Notes. We assume no obligation to advise you of facts, circumstances, events or developments which may hereafter be brought to our attention and which may alter, affect, or modify the opinions expressed herein.

Please feel free to contact me if you have any questions at the above contact information.

Very truly yours,

GERACI LAW FIRM

Melissa L. Lucar, Esq.
m.lucar@geracillp.com